Exhibit 99.1
News Release
For Immediate Release
GenCorp Reports 2008 Second Quarter Results
SACRAMENTO, Calif. – June 30, 2008 – GenCorp Inc. (NYSE: GY) today reported results for the second quarter ended May 31, 2008.
Sales for the second quarter of 2008 totaled $194.7 million compared to $192.3 million for the second quarter of 2007. During the second quarter of 2008, sales included proceeds from the sale of 400 acres of the Rio Del Oro property to Elliott Homes Inc. for $10 million in cash. Sales for the first half of 2008 were $371.3 million compared to $343.1 million for the first half of 2007.
Net income for the second quarter of 2008 was $6.9 million, or $0.12 diluted earnings per share, including a $12.7 million charge as a result of the second amended and restated shareholder agreement (Shareholder Agreement) with Steel Partners II L.P. with respect to the election of Directors at the 2008 Annual Meeting and other related matters, details of which are in Additional Information below. In addition, during the second quarter of 2008, the Company recorded a gain of $6.8 million on the sale of the 400 acres of land. Net income for the second quarter of 2007 was $12.5 million, or $0.21 diluted earnings per share.
Net income for the first half of 2008 was $9.9 million, or $0.17 diluted earnings per share. Net income for the first half of 2007 was $41.0 million, or $0.73 diluted earnings per share, including a $31.2 million gain in discontinued operations from a negotiated early retirement of a seller note and an earn-out payment associated with the divestiture of the Fine Chemicals business in November 2005.
“During the quarter, Aerojet continued to deliver solid sales and income performance,” said Scott Neish, GenCorp’s interim president and chief executive officer. “We remain focused on replacing the sales from our recently completed and highly successful Titan engine program.
“We continue to move forward on our efforts to entitle approximately 6,000 acres of Sacramento land enhancing the long-term value of our excess real estate assets. Public planning meetings are now underway on the Glenborough and Easton Place projects,” concluded Mr. Neish.
Operations Review
Aerospace and Defense Segment
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Sales for the second quarter of 2008 decreased to $183.1 million compared to $190.7 million for the second quarter of 2007 as a result of the conclusion of the Titan program activities in 2007. That decrease was partially offset by increases in numerous space and defense programs including the Orion and Standard Missile programs.
Sales for the first half of 2008 were $357.6 million compared to $339.8 million for the first half of 2007, reflecting growth in the Standard Missile, Orion, and Tube-launched Optically-tracked Wire-guided Missile programs partially offset by the close-out activities of the Titan program in fiscal 2007. Aerojet reports its fiscal year sales and income under a 52/53 week accounting convention. Fiscal 2008 is a 53 week year with the extra week accounted for in the first half of 2008, or one more week than as reported in the first half of 2007.
Segment performance declined to $17.8 million for the second quarter of 2008 compared to $19.3 million for the second quarter of 2007. Excluding the effect of environmental remediation provision adjustments, the impact of retirement benefit plan expense, and unusual items, segment performance was $23.5 million (12.8% of net sales) for the second quarter of 2008 compared to $29.4 million (15.4% of net sales) for the second quarter of 2007. Segment performance was $28.2 million for the first half of 2008 compared to $26.5 million for the first half of 2007. Excluding the effect of environmental remediation provision adjustments, the impact of retirement benefit plan expense, and unusual items, segment performance was $38.4 million (10.7% of net sales) for the first half of 2008 compared to $43.7 million (12.9% of net sales) for the first half of 2007. Segment performance in the first half of 2008 included recognition of favorable contract performance on the Atlas V® program offset by declines in other programs. Segment performance in the first half of 2007 included favorable results on the Titan program close-out activities. Segment performance, which is a non-GAAP financial measure, is defined in the Operating Segment Information table included in this release.
As of May 31, 2008, funded backlog, which includes only those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received from a commercial customer, was $687 million. As of May 31, 2008, contract backlog was approximately $1.0 billion.
Real Estate Segment
Sales for the second quarter of 2008 increased to $11.6 million compared to $1.6 million for the second quarter of 2007. Segment performance was $7.1 million and $0.6 million for the second quarters of 2008 and 2007, respectively. Sales for the first half of 2008 were $13.7 million compared to $3.3 million for the first half of 2007. Segment performance was $8.4 million and $1.4 million for the first halves of 2008 and 2007, respectively. The increases in sales and segment performance are primarily due to the sale of 400 acres of the Rio Del Oro property to Elliott Homes Inc. for $10 million in cash during the second quarter of 2008, a transaction that resulted from an option granted as part of a 2001 land deal. Terms of the Company’s senior credit facility required 50% of the net sale proceeds, or approximately $5 million, to be used to repay outstanding principal on the Company’s term loan.
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Additional Information
On March 5, 2008, the Company entered into a Shareholder Agreement with Steel Partners II L.P. with respect to the election of Directors for the 2008 Annual Meeting and certain other related matters. As a result of the Shareholder Agreement, the Company incurred a charge of $12.7 million in the second quarter of 2008, which includes costs associated with the Company’s former president and chief executive officer Terry L. Hall’s severance agreement, increases in pension benefits primarily for the Company’s officers, and accelerated vesting of outstanding stock-based payment awards. In addition, during the second quarter of 2008 the Company was required to fund into a grantor trust, from cash on hand, $35.2 million for liabilities associated with the Benefit Restoration Plan that includes current and former employees, and for amounts that would be payable to certain officers of the Company who are party to executive severance agreements as a result of qualifying terminations of employment after a change in control of the Company.
Retirement benefit plan expense, which is mostly non-cash, decreased to $2.0 million in the second quarter of 2008 from $5.3 million in the second quarter of 2007. Retirement benefit plan expense decreased to $3.9 million in the first half of 2008 from $10.6 million in the first half of 2007. These decreases are primarily related to an increase in the discount rate used to determine benefit obligations and a reduction in the impact of amortizing prior years’ actuarial losses.
Corporate and other expenses decreased to $1.7 million for the second quarter of 2008 from $5.3 million for the second quarter of 2007 and to $5.2 million in the first half of 2008 from $9.6 million in the first half of 2007. These decreases are primarily related to the reversal of previously recognized stock-based compensation due to the lower fair value of the stock appreciation rights as of May 31, 2008 and management incentive expenses.
The Company inadvertently failed to register with the Securities and Exchange Commission the issuance of certain shares in its defined contribution 401(k) employee benefit plan (the Plan). As a result, certain Plan participants who purchased such securities pursuant to the Plan may have the right to rescind certain of their purchases for an amount equal to the purchase price paid for the securities (or if such security has been sold, to receive damages with respect to any loss incurred on such sale) plus interest from the date of purchase. The Company may also be subject to civil and other penalties by regulatory authorities as a result of the failure to register. These shares have always been treated as outstanding for financial reporting purposes. The Company intends to make a registered rescission offer to eligible Plan participants. The Company also intends to seek an amendment to its credit facility in order to make such rescission offer. During the second quarter of 2008, the Company recorded a charge of $0.9 million associated with this matter.
Total debt decreased to $440.9 million at May 31, 2008 from $446.3 million at November 30, 2007 due primarily to the approximate $5 million repayment of the Company’s term loan that was required from the 400 acre land sale noted previously. Cash balances at May 31, 2008 decreased to $58.8 million compared to $92.3 million at November 30, 2007. Total debt less cash increased to $382.1 million at May 31, 2008 from $354.0 million as of November 30, 2007. The $28.1 million increase in total debt less cash is primarily the result of cash usage due to the $35.2 million funding of the grantor trust and other impacts of the Shareholder Agreement, capital investment needs in the Aerospace and Defense segment, debt and interest payments, partially offset by the sale of real estate assets. As of May 31, 2008, the Company had $74.0 million in outstanding letters of credit issued under the $125.0 million letter of credit subfacility, and the Company’s $80.0 million revolving credit facility was unused.
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Forward-Looking Statements
This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:
•	effects of changes in board membership and management on the Company’s operations and/or business strategy;

•	cancellation or material modification of one or more significant contracts;

•	future reductions or changes in U.S. government spending;

•	failure to comply with regulations applicable to contracts with the U.S. government;

•	significant competition and the Company’s inability to adapt to rapid technological changes;

•	product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company’s fixed-price contracts;

•	the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;

•	requirements to provide guarantees and/or letters of credit to financially assure the Company’s environmental obligations;

•	environmental claims related to the Company’s current and former businesses and operations;

•	the release or explosion of dangerous materials used in the Company’s businesses;

•	reduction in airbag propellant sales volume;

•	disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as raw materials price increases;

•	changes in economic and other conditions in the Sacramento metropolitan area, California real estate market or changes in interest rates affecting real estate values in that market;

•	the Company’s limited experience in real estate activities and the ability to execute its real estate business plan, including the Company’s ability to obtain or caused to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;

•	the Company’s property being subject to federal, state and local regulations and restrictions that may impose significant limitations on the Company’s plans, with much of the Company’s property being raw land located in areas that include the natural habitats of various endangered or protected wildlife species;

•	the cost of servicing the Company’s debt and compliance with financial and other covenants;

•	the results of significant litigation;
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•	costs and time commitment related to acquisition activities;

•	additional costs related to the Company’s recent divestitures;

•	a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;

•	the loss of key employees and shortage of available skilled employees to achieve anticipated growth;

•	fluctuations in sales levels causing the Company’s quarterly operating results to fluctuate;

•	occurrence of liabilities that are inadequately covered by indemnity or insurance;

•	changes in the Company’s contract-related accounting estimates;

•	new accounting standards that could result in changes to the Company’s methods of quantifying and recording accounting transactions;

•	effects of changes in discount rates and returns on plan assets of defined benefit pension plans;

•	failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act;

•	the Company’s plans to effect a rescission offer relating to its 401(k) employee benefit plan; and

•	those risks detailed from time to time in the Company’s reports filed with the SEC.
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company’s excess real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.
Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
(Tables to follow)
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Condensed Consolidated Statements of Operations
GenCorp Inc.

	Three Months Ended		Six Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007
(Dollars in millions, except per-share amounts)	(Unaudited)		(Unaudited)

Net Sales	$194.7	$192.3	$371.3	$343.1

Costs and Expenses
Cost of products sold	161.7	163.3	320.5	298.3
Selling, general and administrative	(0.2)	3.7	0.9	6.7
Depreciation and amortization	6.6	6.9	13.1	13.4
Interest expense	6.8	7.0	14.1	14.2
Interest income	(0.9)	(1.3)	(2.3)	(2.5)
Other expense, net	0.4	0.5	0.5	2.5
Unusual items
Shareholder agreement and related costs	12.7	—	13.8	—
Unrecoverable portion of legal matters	1.1	2.6	1.1	2.6

Income from continuing operations before income taxes	6.5	9.6	9.6	7.9
Income tax benefit	(0.4)	(3.6)	(0.6)	(3.2)

Income from continuing operations	6.9	13.2	10.2	11.1
Income (loss) from discontinued operations, net of income taxes	—	(0.7)	(0.3)	29.9

Net Income	$6.9	$12.5	$9.9	$41.0

Income Per Share of Common Stock
Basic:
Income per share from continuing operations	$0.12	$0.23	$0.18	$0.20
Income (loss) per share from discontinued operations, net of income taxes	—	(0.01)	(0.01)	0.53

Net income per share	$0.12	$0.22	$0.17	$0.73

Diluted:
Income per share from continuing operations	$0.12	$0.22	$0.18	$0.20
Income (loss) per share from discontinued operations, net of income taxes	—	(0.01)	(0.01)	0.53

Net income per share	$0.12	$0.21	$0.17	$0.73

Weighted average shares of common stock outstanding	57.1	56.1	56.9	56.0
Weighted average shares of common stock outstanding, assuming dilution	57.1	64.5	57.0	56.3
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Operating Segment Information
GenCorp Inc.

	Three Months Ended		Six Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007
(Dollars in millions)	(Unaudited)		(Unaudited)

Net Sales:
Aerospace and Defense	$183.1	$190.7	$357.6	$339.8
Real Estate	11.6	1.6	13.7	3.3

Total Net Sales	$194.7	$192.3	$371.3	$343.1

Segment Performance:
Aerospace and Defense
Segment performance before retirement benefit plan expense and unusual items	$23.5	$29.4	$38.4	$43.7
Environmental remediation provision adjustments	(0.7)	(1.5)	(1.4)	(2.7)
Retirement benefit plan expense	(3.9)	(6.0)	(7.7)	(11.9)
Unusual Items – Unrecoverable portion of legal matters	(1.1)	(2.6)	(1.1)	(2.6)

Aerospace and Defense	17.8	19.3	28.2	26.5

Real Estate	7.1	0.6	8.4	1.4

Total Segment Performance	$24.9	$19.9	$36.6	$27.9

	Three Months Ended		Six Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007
(Dollars in millions)	(Unaudited)		(Unaudited)

Reconciliation of segment performance to income from continuing operations before income taxes:
Segment Performance	$24.9	$19.9	$36.6	$27.9
Interest expense	(6.8)	(7.0)	(14.1)	(14.2)
Interest income	0.9	1.3	2.3	2.5
Corporate and other expenses	(1.7)	(5.3)	(5.2)	(9.6)
Corporate and other retirement benefit plan income	1.9	0.7	3.8	1.3
Unusual Items – Shareholder agreement	(12.7)	—	(13.8)	—

Income from continuing operations before income taxes	$6.5	$9.6	$9.6	$7.9

     The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, commercial legacy income and expenses, provisions for unusual items not related to the operations, interest expense, interest income, cumulative effect of changes in accounting principles, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the financial performance of its segments.
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Condensed Consolidated Balance Sheets
GenCorp Inc.

	May 31,	November 30,
(Dollars in millions)	2008	2007

	(Unaudited)
Current Assets
Cash and cash equivalents	$58.8	$92.3
Accounts receivable	92.4	99.2
Inventories	74.3	67.5
Recoverable from U.S. government and other third parties for environmental remediation costs and other	45.5	46.5
Grantor trust	1.9	—
Prepaid expenses and other	18.0	17.4
Income tax receivable	8.0	—
Assets of discontinued operations	0.1	0.1

Total Current Assets	299.0	323.0

Noncurrent Assets

Property, plant and equipment, net	135.8	139.8
Real estate held for entitlement and leasing	45.7	45.3
Recoverable from U.S. government and other third parties for environmental remediation costs and other	172.7	179.0
Prepaid pension asset	103.1	101.0
Grantor trust	33.3	—
Goodwill	94.9	94.9
Intangible assets	20.9	21.7
Other noncurrent assets, net	88.6	90.5

Total Noncurrent Assets	695.0	672.2

Total Assets	$994.0	$995.2

Liabilities and Shareholders’ Deficit
Short-term borrowings and current portion of long-term debt	$2.0	$1.5
Accounts payable	26.9	28.9
Reserves for environmental remediation costs	66.3	66.1
Income taxes payable	—	6.2
Postretirement medical and life insurance benefits	8.8	8.8
Advanced payments on contracts	38.0	49.1
Other current liabilities	89.3	84.3
Liabilities of discontinued operations	1.1	1.0

Total Current Liabilities	232.4	245.9

Noncurrent Liabilities
Convertible subordinated notes	271.4	271.4
Senior subordinated notes	97.5	97.5
Other long-term debt	70.0	75.9
Deferred income taxes	0.6	0.3
Reserves for environmental remediation costs	194.3	203.9
Postretirement medical and life insurance benefits	76.7	78.5
Other noncurrent liabilities	75.0	73.8

Total Noncurrent Liabilities	785.5	801.3

Total Liabilities	1,017.9	1,047.2
Redeemable Common Stock	9.5	—
Total Shareholders’ Deficit	(33.4)	(52.0)

Total Liabilities and Shareholders’ Deficit	$994.0	$995.2

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Condensed Consolidated Statements of Cash Flows
GenCorp Inc.

	Six months ended
	May 31,	May 31,
	2008	2007
(Dollars in millions)	(Unaudited)
Operating Activities
Net income	$9.9	$41.0
Adjustments to reconcile net income to net cash used in operating activities:
Loss (income) from discontinued operations	0.3	(29.9)
Depreciation and amortization	13.1	13.4
Stock-based compensation and savings plan expense, net	5.3	4.9
Changes in assets and liabilities	(48.2)	(30.7)

Net cash used in continuing operations	(19.6)	(1.3)
Net cash used in discontinued operations	(0.3)	(1.0)

Net Cash Used in Operating Activities	(19.9)	(2.3)
Investing Activities
Capital expenditures	(7.6)	(5.7)
Proceeds from discontinued operations	—	29.7
Decrease in restricted cash	—	19.8

Net Cash (Used in) Provided by Investing Activities	(7.6)	43.8
Financing Activities
Debt repayments	(6.0)	(20.5)
Tax benefit on stock-based compensation	—	0.3
Proceeds from shares issued under stock option and equity incentive plans	—	0.4

Net Cash Used in Financing Activities	(6.0)	(19.8)

Net (Decrease) Increase in Cash and Cash Equivalents	(33.5)	21.7
Cash and Cash Equivalents at Beginning of Period	92.3	61.2

Cash and Cash Equivalents at End of Period	$58.8	$82.9

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